Exhibit 10.2

December 29, 2008

VIA EMAIL, FACSIMILE AND FEDERAL EXPRESS

Health Systems Solutions, Inc.
42 W. 39th Street, 6th Floor
New York, New York 10018
Attn: Stan Vashovsky

Re: Proposed Merger between Health Systems Solutions, Inc. and Emageon Inc.

Dear Stan:

With respect to the proposed merger (the “Merger”) evidenced by that certain Agreement and Plan of Merger, dated as of October 13, 2008 (the “Merger Agreement”), by and among Health Systems Solutions, Inc., (“HSS”) HSS Acquisition Corp. and Emageon Inc. (“Emageon”), Stanford International Bank Limited (“SIBL”) hereby expresses its support for the closing of the Merger on the terms and conditions contemplated hereby. SIBL acknowledges that, except as expressly set forth in this letter, that certain Convertible Secured Debenture Purchase Agreement, dated as of October 12, 2008, by and between HSS and SIBL (the “Purchase Agreement”) remains in full force and effect.  SIBL remains committed to fulfilling its obligations under the Purchase Agreement and agrees to its obligations to fund the Merger in its entirety on February 11, 2009 or such earlier date as may be agreed between HSS and SIBL. SIBL acknowledges that HSS has waived the provisions of Section 6.2 of the Merger Agreement as provided in Amendment No. 1 to the Merger Agreement that is being executed on the date hereof and hereby consents to the same and to the Amendment No. 1 to the Merger Agreement; however, no further amendments to, or waivers under, the Merger Agreement may be made by HSS without SIBL’s prior consent.  SIBL further acknowledges that in connection with the amendment to the Merger Agreement, HSS and Emageon will enter into an amendment to that certain Deposit Escrow Agreement, dated as of October 21, 2008, by and among HSS, Emageon and The Bank of New York Mellon, as escrow agent (the “Deposit Escrow Agreement”), providing for the deposit by HSS of $4,000,000 as additional non-refundable security for an aggregate non-refundable security of $9,000,000 (except as provided in such amendment to the Deposit Escrow Agreement).  SIBL hereby consents to such amendment to the Deposit Escrow Agreement and acknowledges that it has made an advance to HSS that would cover the amount to be deposited thereunder and would be credited toward its funding obligations under the Purchase Agreement. SIBL hereby waives the provisions of Sections 6.1(d), (e), (f), (g) and (h) of the Purchase Agreement (so long as the contemplated officers’ certificates are executed and delivered), provided that the Merger is consummated, but SIBL’s obligations to fund are conditioned upon there being no laws or injunctions that would be violated in connection therewith.  SIBL acknowledges and agrees that it believes that it will have the ability to timely consummate the financing contemplated by the Purchase Agreement on February 11, 2009.

Very Truly Yours,

STANFORD INTERNATIONAL BANK LIMITED

/s/ James Davis
Name:	James Davis
Title:	Chief Financial Officer